THIS NOTE CONSOLIDATES AND RESTATES THE PRINCIPAL BALANCE OF THAT CERTAIN (i) PROMISSORY NOTE DATED FEBRUARY 22, 2007, IN THE FACE AMOUNT OF $1,000,000.00 AND (ii) PROMISSORY NOTE DATED FEBRUARY 10, 2010, IN THE FACE AMOUNT OF $199,990.25 (COLLECTIVELY, AS THE "EXISTING NOTES"), FROM THE BORROWER TO THE LENDER.  DOCUMENTARY STAMP TAX AND INTANGIBLE TAX IN THE REQUIRED LEGAL AMOUNT HAS BEEN PAID ON THE EXISTING NOTES AND NO ADDITIONAL DOCUMENTARY STAMP TAX OR INTANGIBLE TAX IS DUE AND PAYABLE WITH RESPECT TO THIS NOTE.

CONSOLIDATED AND RESTATED PROMISSORY NOTE

$1,053,993.27	Effective as of November 22, 2010

FOR VALUE RECEIVED, the undersigned, TREBOR INDUSTRIES, INC., a Florida corporation (the “Borrower”) located at 940 N.W. First Street, Ft. Lauderdale, FL 33311, unconditionally promises to pay, without setoff, to the order of BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“Lender”), at 2301 Lucien Way, #395, Maitland, FL 32751, or at such other place as may be designated by Lender, the principal amount of ONE MILLION FIFTY THREE THOUSAND NINE HUNDRED NINETY THREE AND 27/100 DOLLARS ( $1,053,993.27), or so much thereof as may be advanced from time to time, in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder at the annual interest rate indicated below.

1.           CONSOLIDATED AND RESTATED NOTE.

a.           This Consolidated and Restated Promissory Note (this “Note”) is executed and delivered by Borrower to consolidate and restate a portion of the principal balance of that certain (i) Promissory Note dated February 22, 2007, executed by Borrower in favor of Lender, in the principal amount of $1,000,000.00, and (ii) Promissory Note, dated February 10, 2010, executed by Borrower in favor of Lender, in the principal amount of $199,990.25 (collectively, as the “Original Notes”).

b.           The principal balance of this Note is comprised of the outstanding principal balances of the Original Notes, and does not include any accumulated interest on the Original Notes.  This Note is intended to comply with the requirements of Section 201.09, Florida Statutes, and is intended to be exempt from documentary stamp taxation thereunder.

c.           Borrower and Lender intend that this Note shall not operate to extinguish the Original Notes or the obligations evidenced thereby.  However, the indebtedness represented by the Original Notes and the obligations of the Borrower thereunder shall be paid in accordance with the terms and conditions set forth herein.

2.           FORBEARANCE AGREEMENT. This Note is subject to the provisions of that certain Forbearance Agreement (the “Forbearance Agreement”) between Lender and Borrower, amongst others, of even date herewith, as modified from time to time.

3.           SECURITY.

a.           Borrower has granted Lender a security interest in the collateral described in the Loan Documents, including, but not limited to, the real property collateral and/or personal property collateral described in: (i) a Mortgage dated February 22, 2007, and recorded on March 8, 2007 in Official Records Book 43713, Page 536, Public Records of Broward County, Florida (the “Mortgage”), and (ii) that certain Assignment of Rents dated February 22, 2007, and recorded on March 8, 2007 in Official Records Book 43713, Page 546, Public Records of Broward County, Florida (the “Assignment of Leases”).

b.           This Note is further secured by that certain Mortgage Modification Agreement of even date herewith, which amends the Mortgage and the Assignment of Leases to secure the indebtedness under this Note.

4.           INTEREST RATE. Interest on the unpaid principal balance of this Note shall be a fixed rate equal to seven and one-half percent (7.50%) per annum (the “Interest Rate”).

5.           DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the maximum interest rate permitted by law (the “Default Rate”). The Default Rate shall also apply from maturity or demand until the Obligations or any judgment thereon is paid in full.

6.           INTEREST AND FEES(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a one-year period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

7.           PREPAYMENT. Principal may be prepaid in whole or in part at any time without penalty. Any prepayment in whole or in part shall include accrued interest and all other sums then due under any of the Loan Documents. Prepayment in part shall not affect, vary or postpone the duty of Borrower to pay all obligations when due, and it shall not affect or impair the right of Lender to pursue all remedies available to it hereunder or under the Loan Documents.

8.           REPAYMENT TERMS. Payments of accrued interest, at the Interest Rate, shall be due and payable in consecutive monthly payments, commencing on February 22, 2011, and continuing on the 22nd day of each month thereafter until May 22, 2012 (the “Maturity Date”), at which time all principal and accrued interest shall be due and payable.

9.           APPLICATION OF PAYMENTS.  Monies received by Lender from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Lender.  If any payment received by Lender under this Note or other Loan Documents is rescinded, avoided, or for any reason returned by Lender because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

10.         DEFINITIONS.

a.           Loan Documents. The term “Loan Documents,” as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loans evidenced by this Note and the Original Notes, and includes, without limitation, the Forbearance Agreement, this Note and the Original Notes, all security agreements, security instruments, assignments, financing statements, mortgage instruments, including any renewals or modifications to foregoing, whenever executed.

b.           Obligations. The term “Obligations,” as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, and all other obligations under any other Loan Documents between Borrower and Lender whenever executed.

c.           Certain Other Terms. All capitalized terms that are used but not otherwise defined in this Note shall have the definitions provided in the Forbearance Agreement or the Loan Documents.

11.         LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Lender a late charge equal to five percent (5%) of each payment past due for 10 or more days.  Acceptance by Lender of any late payment without an accompanying late charge shall not be deemed a waiver of Lender’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

12.         ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Lender’s reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegal, attorney, and expert fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, and in any appellate or bankruptcy proceeding.

13.         USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Lender in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

14.         DEFAULT.  If any of the following occurs, a default (“Default”) under this Note shall exist:

a.           Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or a Default under this Note, an Event of Default under the Forbearance Agreement, or any of the other Loan Documents.

b.           False Warranty.  A warranty or representation made or deemed made in the Loan Documents or furnished Lender in connection with the loans evidenced by this Note proves materially false, or, if of a continuing nature, becomes materially false.

c.           Cessation; Bankruptcy. The death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower or any party to the Loan Documents.

d.           Material Business Alteration. Without prior written consent of Lender, a material alteration in the kind or type of Borrower’s business.

e.           Material Capital Structure or Business Alteration. Without prior written consent of Lender, (i) a material alteration in the kind or type of Borrower’s business; (ii) the sale of substantially all of the business or assets of Borrower, or any guarantor, or a material portion (10% or more) of the Borrower’s business or assets if such a sale is outside the ordinary course of business of Borrower or any guarantor, or a transfer of more than 60% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or (iv) should any Borrower or any guarantor enter into any merger or consolidation.

15.         REMEDIES UPON DEFAULT.  If a Default occurs under this Note or any Loan Documents, in addition to any other rights or remedies provided in this Note or in the Loan Documents, Lender may at any time thereafter, without presentment, protest, demand for payment, or notice of any kind, take the following actions:

a.           Bank Lien. Enforce its security interest or lien against Borrower’s accounts without notice by any means permitted by law, including setoff.

b.           Acceleration.  Accelerate the maturity of this Note and, at Lender’s option, any or all other Obligations between Borrower and Lender, whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations shall automatically and immediately be due and payable.

c.           Foreclosure. Exercise the Lender’s right to enforce the Mortgage and other security instruments.

d.           Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents or as provided by law or equity.

16.         FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Lender such information as Lender may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower’s financial condition. Such information shall be true, complete, and accurate.

17.         WAIVERS AND AMENDMENTS.

a.           No waivers, amendments, or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Lender.

b.           No waiver by Lender of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Lender in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

c.           The Borrower and any other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale, and all other notices of any kind. Further, each agrees that Lender may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period, and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person who may be liable under this Note or any other Loan Document and without affecting the liability of Borrower or any person who may be liable under this Note or any other Loan Document.

18.         WAIVER OF JURY TRIAL.  ALL PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE, THE OBLIGATIONS, THE LOAN DOCUMENTS, AND ANY DOCUMENTS EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, AND ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

19.         MISCELLANEOUS PROVISIONS.

a.           Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  Lender’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Lender.  In addition, nothing in this Note or any of the other Loan Documents shall prohibit Lender from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank.  Borrower shall not assign its rights and interest hereunder without the prior written consent of Lender, and any attempt by Borrower to assign without Lender’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations.

b.           Applicable Law. This Note and the other Loan Documents shall be governed by and construed under the laws of Florida without regard to conflict of laws principles.

c.           Borrower’s Accounts. Except as prohibited by law, Borrower grants Lender a security interest in all of Borrower’s accounts with Lender and any of its affiliates.

d.           Severability.  If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.

e.           Notices. Any notices to Borrower or Lender shall be given in accordance with terms of the Forbearance Agreement.

f.           Posting of Payments.  All payments received during normal banking hours after 2:00 p.m. local time at the office of Lender shall be deemed received at the opening of the next banking day.

g.           Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

h.           Waiver of Exemplary Damages. The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any dispute.

i.           Time is of the Essence. The Borrower acknowledges that TIME IS OF THE ESSENCE with respect to the time for performance of the terms and provisions of this Note.  No grace period shall be given within which to cure any default or breach under this Note except as explicitly provided herein.

IN WITNESS WHEREOF, the undersigned has executed this Note on February ___, 2011.

BORROWER:

TREBOR INDUSTRIES, INC., a Florida corporation

By:

Name:

As:

THIS NOTE CONSOLIDATES AND RESTATES THE PRINCIPAL BALANCE OF THAT CERTAIN (i) PROMISSORY NOTE DATED FEBRUARY 22, 2007, IN THE FACE AMOUNT OF $1,000,000.00 AND (ii) PROMISSORY NOTE DATED FEBRUARY 10, 2010, IN THE FACE AMOUNT OF $199,990.25 (COLLECTIVELY, AS THE "EXISTING NOTES"), FROM THE BORROWER TO THE LENDER.  DOCUMENTARY STAMP TAX AND INTANGIBLE TAX IN THE REQUIRED LEGAL AMOUNT HAS BEEN PAID ON THE EXISTING NOTES AND NO ADDITIONAL DOCUMENTARY STAMP TAX OR INTANGIBLE TAX IS DUE AND PAYABLE WITH RESPECT TO THIS NOTE.